EXHIBIT 99.B(d)(68)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Los Angeles Capital Management and Equity Research, Inc.

Dated March 9, 2006, as amended March 27, 2009

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

Small Cap Fund	x.xx%
Small/Mid Cap Equity Fund	x.xx%

Agreed and Accepted:

SEI Investments Management Corporation		Los Angeles Capital Management and Equity Research, Inc.

By:	/s/ David F. McCann	By:	/s/ Thomas D. Stevens

Name:	David F. McCann	Name:	Thomas D. Stevens

Title:	Vice President	Title:	Chairman